EXHIBIT 10.39

SECOND AMENDMENT TO OFFICE LEASE
This SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made and entered into as of December 14, 2012, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and VOLCANO CORPORATION, a Delaware corporation (“Tenant").
R E C I T A L S :
A.Landlord and Tenant are parties to that certain Office Lease dated December 28, 2009 (the "Office Lease"), as amended by that certain First Amendment to Office Lease dated January 14, 2011 (the "First Amendment") (the Office Lease and the First Amendment shall collectively be referred to as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 34,986 rentable square feet of space commonly known as Suites 100, 150 and 200 (the "3661 Premises") located on the first (1st) and second (2nd) floors of that certain office building located at 3661 Valley Centre Drive, San Diego, California, commonly known as Building 3 (the "3661 Building"). The term "Project," as used in the Lease (as amended), shall mean (i) the 3661 Building and the Common Areas, (ii) the land (which is improved with landscaping, parking structures and/or facilities and other improvements) upon which the 3661 Building and the Common Areas are located, and (iii) the other office buildings located adjacent to the 3661 Building (as well as the land (which is improved with landscaping, parking structures and/or facilities and other improvements) upon which such adjacent office buildings are located) commonly known as (a) that certain building located at 3579 Valley Centre Drive, San Diego, California commonly known as Building 1, (b) that certain building located at 3611 Valley Center Drive, San Diego, California, commonly known as Building 2 (the "3611 Building"), (c) that certain building located at 3721 Valley Centre Drive, San Diego, commonly known as Building 4 (the "3721 Building"), and (d) that certain building located at 3811 Valley Centre Drive, San Diego, commonly known as Building 5.
B.Landlord and Tenant desire to relocate the 3661 Premises, substituting for such 3661 Premises approximately 92,602 rentable square feet of space commonly known as Suites 100, 300, 400 and 500 (the "Substitute Premises") comprising (i) the entirety of the rentable square footage located on the first (1st) floor of the 3721 Building commonly known as Suite 100 consisting of approximately 18,047 rentable square feet of space ("Suite 100"), (ii) the entirety of the rentable square footage located on the third (3rd) floor of the 3721 Building commonly known as Suite 300 consisting of 24,937 rentable square feet of space ("Suite 300"), (iii) the entirety of the rentable square footage located on the fourth (4th) floor of the 3721 Building commonly known as Suite 400 consisting of 24,937 rentable square feet of space, and (iv) the entirety of the rentable square footage located on the fifth (5th) floor of the 3721 Building commonly known as Suite 500 consisting of 24,681 rentable square feet of space, as such Substitute Premises is more particularly delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.
2.    Premises.
2.1    Surrender of 3661 Premises.
2.1.1    In General. The 3661 Premises is currently leased by Tenant and shall continue to be leased by Tenant until the date (the "3661 Surrender Date") which is fourteen (14) days after the occurrence of the "Substitute Premises Commencement Date" (as that term is defined in Section 2.2 of this Second Amendment, but ignoring any adjustment arising as a result of any "Tenant Delay" (as that term is defined in Section 5.2 of the Work Letter attached hereto as Exhibit B (the "Work Letter")). Effective as of the 3661 Surrender Date, Landlord and Tenant hereby agree that each of them shall be fully and unconditionally released and discharged from their respective obligations arising under the Lease, as hereby amended, following the 3661 Surrender Date with respect to the 3661 Premises; provided, however, the foregoing releases shall not apply (A) to the extent expressly set forth to the contrary herein, or (B) with respect to those obligations which expressly survive the expiration or earlier termination of the Lease. Until such 3661 Surrender Date, Tenant shall remain liable for the performance of all of its obligations under the Lease, as hereby amended, with respect to the 3661 Premises, including but not limited to Tenant's payment of Base Rent and Tenant's Share of Direct Expenses; provided, however, Tenant shall not be obligated to pay Base Rent and Tenant's Share of Direct Expenses during the period commencing on the Substitute Premises Commencement Date and ending on the 3661 Surrender Date. Landlord and Tenant agree that, as of the 3661 Surrender Date, the Tenant shall no longer lease any space in the 3661 Building. In the event Tenant does not timely vacate the 3661 Premises in accordance with the terms hereof, then, notwithstanding any contrary provision of the Lease, Tenant shall be deemed to be in holdover with respect to the 3661 Premises, and the terms and conditions of Article 16 of the Office Lease shall apply with respect thereto. Notwithstanding any provision to the contrary contained in the Office Lease, Tenant shall not be required to remove any Improvements or Alterations existing in the 3661 Premises and Tenant shall satisfy its surrender obligations for the 3661 Premises so long as Tenant removes its personal property and trade fixtures (specifically including the portable clean room within the 3661 Premises) and leaves the 3661 Premises in broom clean condition; provided, however, with respect to Tenant's surrender obligations for the 3661 Premises, Tenant shall continue to be obligated to (a) repair any damage to the Premises and Building caused by Tenant's moving out of the 3661 Premises, and (b) restore and patch the affected portions of the 3661 Premises to a building standard improved condition as determined by Landlord (i.e., clean up and paint the impacted areas without having to build-out brand new improvements for potential future tenants). Moreover, it is expressly acknowledged and agreed that the provisions of Section 15.2 of the Office Lease shall apply with respect to Tenant's surrender of the 3661 Premises.

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

2.1.2    Marketing of the 3661 Premises. Notwithstanding any provision to the contrary in the Lease (as amended), commencing as of the date of this Second Amendment, Landlord and any third parties designated by Landlord shall be permitted to enter the 3661 Premises to inspect the same, to show the same to prospective tenants, and, only to the extent previously approved by Tenant (which approval may not be unreasonably withheld, conditioned or delayed, but which approval may be withheld if such work would interfere with Tenant's use or occupancy of the 3661 Premises), to alter, improve or repair the 3661 Premises or the 3661 Building in preparation for the leasing of the 3661 Premises to prospective tenants. Any work in the 3661 Premises or the 3661 Building performed pursuant to this Section 2.1.2 prior to the occurrence of the 3661 Surrender Date shall be performed outside of Tenant's business hours and in a manner which minimizes interference with Tenant's use, occupancy and access to the 3661 Premises.
2.1.3    Representations of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease with respect to the 3661 Premises; (b) no other person, firm or entity has any right, title or interest in Tenant's interest in the Lease with respect to the 3661 Premises; (c) Tenant has the full right, legal power and actual authority to enter into this Second Amendment and to terminate the Lease with respect to the 3661 Premises without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that to Tenant's knowledge, as of the date hereof there are no, and as of the 3661 Surrender Date there shall not be any, mechanic's liens or other liens encumbering all or any portion of the 3661 Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease with respect to the 3661 Premises and the release of liability provided for herein, the representations and warranties set forth in this Section 2.1.3 shall survive the 3661 Surrender Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.
2.2    Substitution of Substitute Premises for the 3661 Premises. Effective as of the date (the “Substitute Premises Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Substitute Premises, and (ii) the date upon which the Substitute Premises is "Ready for Occupancy," as that term is set forth in Section 5.1 of the Work Letter, which Substitute Premises Commencement Date is anticipated to be August 1, 2013, (x) the "Premises" under the Lease shall no longer be the 3661 Premises, and (y) Tenant shall lease from Landlord, and Landlord shall lease to Tenant, the Substitute Premises upon the terms and conditions set forth in the Lease, as hereby amended. Consequently, effective upon the Substitute Premises Commencement Date, the Substitute Premises shall be substituted for the 3661 Premises and all references in the Lease (as hereby amended) to the “Premises” shall mean and refer instead to the Substitute Premises; provided, however, during the period commencing on the Substitute Premises Commencement Date and ending on the 3661 Surrender Date, the term "Premises" shall be deemed to mean the 3661 Premises and the Substitute Premises. Additionally, as of the Substitute Premises Commencement Date, all references in the Lease to the “Building” shall be deemed to refer to the 3721 Building (rather than the 3661 Building); provided, however, during the period commencing on the Substitute Premises Commencement Date and ending on the 3661 Surrender Date, the term "Building" shall be deemed to mean the 3661 Building and the 3721

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

Building. The required evidence of insurance coverage as set forth in Article 10 of the Office Lease pertaining to the Substitute Premises must be delivered to Landlord on or before the date Tenant and/or its employees, contractors and/or agents first enter the Substitute Premises for occupancy, construction of improvements, alterations, or any other move-in activities.
2.3    Rentable Square Footage of the Substitute Premises.
2.3.1    Stipulation of Rentable Square Feet of the Substitute Premises (excepting only Suite 100). For purposes of the Lease (as amended), the "rentable square feet" of the portion of the Substitute Premises comprising Suites 300, 400 and 500 are hereby stipulated to be, and shall therefore be deemed to be, as set forth in Recital B of this Second Amendment, and no re-measurement of the portion of the Substitute Premises comprising Suites 300, 400 and 500 will occur at any time during the Lease Term or any extensions thereof.
2.3.2    Verification of Rentable Square Feet of Suite 100. For purposes of this Lease, "rentable square feet" of the Suite 100 component of the Substitute Premises shall be calculated pursuant to Office Buildings: Standard Methods of Measurement and Calculating Rentable Area – 2010 (Method B) (ANSI/BOMA Z65.1-2010), and its accompanying guidelines (collectively, "BOMA"). Within thirty (30) days after the Substitute Premises Commencement Date, Landlord may elect to cause Landlord’s space planner/architect to measure the rentable square feet of Suite 100, and thereafter the results thereof shall be presented to Tenant in writing. Tenant's space planner/architect may review Landlord's space planner/architect's determination of the number of rentable square feet of Suite 100 and Tenant may, within fifteen (15) business days after Tenant's receipt of Landlord's space planner/architect's written determination, object to such determination by written notice to Landlord. Tenant's failure to deliver written notice of such objection within said fifteen (15) business day period shall be deemed to constitute Tenant's acceptance of Landlord's space planner/architect's determination. If Tenant objects to such determination, Landlord's space planner/architect and Tenant's space planner/architect shall promptly meet and attempt to agree upon the rentable square footage of Suite 100. If Landlord's space planner/architect and Tenant's space planner/architect cannot agree on the rentable square footage of Suite 100 within thirty (30) days after Tenant's objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to field measure Suite 100 pursuant to BOMA. Such third party independent measurement professional's determination shall be conclusive and binding on Landlord and Tenant. Landlord and Tenant shall each pay one-half (½) of the fees and expenses of the independent third party space measurement professional. If the Substitute Premises Commencement Date occurs prior to such final determination, Landlord's determination shall be utilized until a final determination is made, whereupon an appropriate adjustment, if necessary, shall be made retroactively, and Landlord shall make appropriate payment (if applicable) to Tenant. In the event that pursuant to the procedure described in this Section 2.3.2 above, it is determined that the rentable square footage amounts pertaining to Suite 100 shall be different from those set forth in this Second Amendment, all amounts, percentages and figures appearing or referred to in this Second Amendment based upon such incorrect amount for Suite 100 (including, without limitation, the amount of the Rent and any Security Deposit) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

2.4    Right of First Refusal. As of the date of this Second Amendment, Landlord hereby grants the Original Tenant and its Permitted Transferees an ongoing right of first refusal during remainder of the initial Lease Term (i.e., the term scheduled to expire on July 31, 2015) and the initial "Extended Term" (as that term is defined in Section 3.1 of this Second Amendment) only, with respect to all of the rentable square footage located on the second (2nd) floor of the 3721 Building (the "First Refusal Space").
2.4.1    Procedure for Lease.
2.4.1.1    Procedure for Offer. Landlord shall notify Tenant (the "First Refusal Notice") from time-to-time when and if Landlord receives a "bona-fide third-party offer" for the First Refusal Space. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space. The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent and other fundamental economic terms and conditions upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer. For purposes of this Section 2.4, a "bona-fide third-party offer" shall mean an offer or counter-offer received by Landlord to lease First Refusal Space from an unaffiliated and qualified third party which Landlord would otherwise be willing to accept (but for Tenant's superior rights hereunder). For purposes of example only, the following would each constitute a bona-fide third-party offer:

(a)
Landlord receives a request for proposal from an unaffiliated and qualified third party. Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the unaffiliated and qualified third party.

(b)
Landlord receives a written offer to lease from an unaffiliated and qualified third party. Landlord responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord's counter offer from the unaffiliated and qualified third party.

(c)	Landlord submits a lease proposal to an unaffiliated and qualified third party and Landlord subsequently receives an acceptance of such proposal from such third party.
2.4.1.2    Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within five (5) business days of delivery of the First Refusal Notice to Tenant (the "Election Period"), Tenant shall deliver to Landlord written notice (an "Election Notice") of Tenant's exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice at the rent, for the term and upon the other fundamental economic terms and conditions contained in such First Refusal Notice, including, but not limited to rental concessions and improvement allowances. If Tenant does not so notify Landlord within such Election Period of Tenant's exercise of its first refusal right, or Tenant affirmatively elects not to exercise such first

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

refusal right (either of the foregoing being referred to herein as a "First Refusal Rejection"), then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space to anyone whom it desires on the net-effective economic terms and the fundamental non-economic terms which are no more than five percent (5%) more beneficial to such party than those set forth in the First Refusal Notice. In the event Landlord does not lease such First Refusal Space pursuant to the foregoing sentence within a period of one hundred eighty (180) days following the expiration of such Election Period, Tenant shall retain the right of first refusal set forth in this Section 2.4 and Landlord shall provide Tenant with another First Refusal Notice, when and if Landlord receives any subsequent "bona-fide third-party offer". Notwithstanding the foregoing, Tenant's ongoing right of first refusal shall commence only following the expiration or earlier termination of any existing lease of the First Refusal Space (or portion thereof), including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease, and such right of first refusal shall further be subordinate to (A) all rights of the then-existing tenants in the First Refusal Space (i.e., at the time any applicable First Refusal Notice is delivered), (B) all rights of first offer, first refusal, expansion or other similar rights with respect to such First Refusal Space granted to third parties prior to the date hereof, and (C) all rights of extension (regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease), first offer, first refusal, expansion or other similar rights with respect to such First Refusal Space contained in an "Intervening Lease," as that term is defined below (each, a ROFR Superior Right Holder"). For purposes hereof, an "Intervening Lease" shall mean any lease to a third-party of First Refusal Space identified in a particular First Refusal Notice following Tenant's election (or deemed election) not to exercise its right to lease such space pursuant to the terms of Section 2.4 of this Second Amendment.
2.4.1.3    Amendment to Lease. If Tenant timely exercises Tenant's right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease (as amended) (the "First Refusal Space Amendment") for such First Refusal Space upon the terms set forth in the First Refusal Notice, including, but not limited to rent (the "First Refusal Space Rent"), but otherwise upon the TCCs set forth in the Lease (as hereby amended) and this Section 2.4. Notwithstanding the foregoing, Landlord may, at its sole option, require that a separate lease be executed by Landlord and Tenant in connection with Tenant's lease of the First Refusal Space, in which event such lease (the "First Refusal Space Lease") shall be on the same TCCs as the Lease (as hereby amended), except as provided in this Section 2.4 and specifically in the Lease (as hereby amended) to the contrary. The First Refusal Space Lease, if applicable, shall be executed by Landlord and Tenant within thirty (30) days following Tenant's exercise of its right to lease the First Refusal Space. Notwithstanding the foregoing documentation obligations, Landlord and Tenant hereby acknowledge and agree that Tenant's timely delivery of the Election Notice shall, in and of itself, conclusively establish Tenant's obligation to lease the subject First Refusal Space on the express TCCs set forth in the corresponding First Refusal Notice.
2.4.1.4    No Defaults; Required Financial Condition of Tenant. The rights contained in this Section 2.4 shall be personal to the Original Tenant and its Permitted Transferees and may only be exercised by the Original Tenant or a Permitted Transferee (and not

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease (as amended)) if the Original Tenant and/or a Permitted Transferee occupies not less than seventy-five percent (75%) of the entire then‑existing Premises. The right to lease the First Refusal Space as provided in this Section 2.4 may not be exercised if, as of the date Tenant attempts to exercise its right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Refusal Space to Tenant, (A) Tenant is in economic or material non-economic default pursuant to the terms of the Lease (as amended) (beyond the applicable notice and cure periods), and (B) Tenant has previously been in economic or material non-economic default under the Lease (as amended) (beyond the applicable notice and cure periods) during the previous twenty-four (24) month period.
2.4.1.5    First Refusal Space Commencement Date; Construction in First Refusal Space. The commencement date for the First Refusal Space shall be the applicable date specified in the applicable First Refusal Notice (the "First Refusal Space Commencement Date") and the term of Tenant's lease of such First Refusal Space shall expire on the applicable date set forth in the First Refusal Notice (the "First Refusal Space Expiration Date"). The term of Tenant's occupancy of the First Refusal Space shall be referred to herein as a "First Refusal Space Lease Term." Except as otherwise expressly identified in the First Refusal Notice, Tenant shall take the First Refusal Space in its "as is" condition, and the construction of improvements in the First Refusal Space shall comply with the terms of Article 8 of the Office Lease.
2.4.1.6    Termination of First Refusal Right. Tenant's right of first refusal set forth in this Section 2.4 shall automatically terminate and be of no further force or effect as of the last day of the Lease Term, including any extension thereof.
2.5    Deletion. Effective as of the date of this Second Amendment, the Right of First Refusal set forth in Section 1.3 of the Office Lease shall be deleted and be of no further force or effect.
3.    Lease Term.
3.1    Extension of Lease Term. Landlord and Tenant acknowledge that the Lease Term is currently scheduled to expire on July 31, 2015, pursuant to the terms of the Lease. Notwithstanding any provision to the contrary in the Lease, the Lease Term is hereby extended for the period commencing on August 1, 2015, and ending on the last day of the calendar month in which the tenth (10th) anniversary of the Substitute Premises Commencement Date occurs (which end date shall be referred to as the "Lease Expiration Date"); provided, however, to the extent the Substitute Premises Commencement Date occurs on the first (1st) day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the tenth (10th) anniversary of the Substitute Premises Commencement Date, unless sooner terminated as provided in the Lease, as hereby amended. For purposes hereof, the term "Extended Term" shall mean the period commencing on August 1, 2015, and ending on the Lease Expiration Date. For purposes of this Second Amendment, the term “SP Month” shall mean each consecutive monthly period occurring during the period commencing on the Substitute Premises Commencement Date and ending on the Lease Expiration Date; provided, however, the first SP Month shall commence on the Substitute Premises Commencement Date and end on the last day of the calendar month in which the Substitute

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

Premises Commencement Date occurs, and the second and each succeeding SP Month shall commence on the first day of the next calendar month; and further provided that the last SP Month shall end on the Lease Expiration Date.
3.2    Option to Extend Lease Term. Notwithstanding any provision to the contrary contained in the Lease (as amended), Landlord and Tenant acknowledge and agree that, except as provided in this Section 3.2 to the contrary, the Option Term provided in Section 2.2 of the Office Lease shall continue to remain in effect pursuant to the terms of Section 2.2 of the Office Lease; provided, however, such one (1) Option Term shall be for five (5) years (as opposed to three (3) years) and the Intent Notice shall be delivered (if at all) not less than eight (8) months prior to the expiration of the Extended Term. Accordingly, the references to "three (3) years" in the first sentence and the second to last sentence of Section 2.2.1 of the Office Lease and Section 1 of Exhibit G attached to the Office Lease shall be deleted and replaced with "five (5) years" and the last sentence of Section 1 of Exhibit G shall be deleted and of no further force or effect.
3.3    Deletion. Effective as of the date of this Second Amendment, the Tenant termination right set forth in Section 2.3 of the Office Lease shall be deleted and be of no further force or effect.
4.    Base Rent.
4.1    Base Rent for the 34,986 RSF Substitute Premises during the period commencing on the Substitute Premises Commencement Date and ending on the last day of SP Month 24. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, prior to Substitute Premises Commencement Date, Tenant shall continue to pay Base Rent for the 3661 Premises in accordance with the terms of Article 3 of the Office Lease (as amended by Section 4 of the First Amendment). Commencing on the Substitute Premises Commencement Date, and continuing through the last day of SP Month 24, Tenant shall pay to Landlord monthly installments of Base Rent for a portion of the Substitute Premises containing 34,986 rentable square feet of space (the "34,986 RSF Substitute Premises") as follows:

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot of the 34,986 RSF Substitute Premises
Substitute Premises Commencement Date – – July 31, 2014	$1,183,926.20	$98,660.52	$2.82
August 1, 2014 – July 31, 2015	$1,217,512.80	$101,459.40	$2.90
August 1, 2015 – SP Month 24 (only applicable to the extent the Substitute Premises Commencement Date occurs after August 1, 2013)	$1,427,428.80	$118,952.40	$3.40
4.2    Base Rent for the Remaining Substitute Premises during the period commencing on the Substitute Premises Commencement Date and ending on the last day of SP Month 24. Commencing on the Substitute Premises Commencement Date, and continuing through the last day of SP Month 24, Tenant shall pay to Landlord monthly installments of Base Rent for the remaining Substitute Premises that does not include the 34,986 RSF Substitute Premises identified in Section 4.1 above (the "Remaining Substitute Premises") as follows:

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot of the Remaining Substitute Premises
Substitute Premises Commencement Date – – SP Month 12	$2,247,024.00*	$187,252.00*	$3.25
SP Month 13 – Month 24	$2,350,732.80	$195,894.40	$3.40
* Subject to the terms set forth in Section 4.4 of this Second Amendment, the Base Rent attributable to Suite 300 for the twelve (12) month period commencing on the Substitute Premises Commencement Date, and ending on the last date of SP Month 12, shall be abated.
4.3    Base Rent for the entire Substitute Premises after SP Month 24.

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

Commencing on the first (1st) day of SP Month 25, and continuing through the Lease Expiration Date, Tenant shall pay to Landlord monthly installments of Base Rent for the entire Substitute Premises as follows:

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot for the entire Substitute Premises
SP Month 25 – SP Month 36	$4,000,406.40	$333,367.20	$3.60
SP Month 37 – SP Month 48	$4,140,420.60	$345,035.05	$3.73**
SP Month 49 – SP Month 60	$4,285,335.36	$357,111.28	$3.86**
SP Month 61 – SP Month 72	$4,435,322.04	$369,610.17	$3.99**
SP Month 73 – SP Month 84	$4,590,558.36	$382,546.53	$4.13**
SP Month 85 – SP Month 96	$4,751,227.92	$395,935.66	$4.28**
SP Month 97 – SP Month 108	$4,917,520.92	$409,793.41	$4.43**
SP Month 109 – Lease Expiration Date	$5,089,634.16	$424,136.18	$4.58**
** The amounts identified in the column entitled "Monthly Base Rent per Rentable Square Foot of the entire Substitute Premises" are estimates and are provided for informational purposes only.
4.4    Base Rent Phase-In with Respect to Suite 300. Provided that no event of economic or material non-economic default is occurring during the twelve (12) month period commencing on the Substitute Premises Commencement Date, and ending on last day of SP Month 12 (the "Suite 300 Base Rent Phase-In Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the portion of the Substitute Premises comprising Suite 300 during such Suite 300 Base Rent Phase-In Period (the "Suite 300 Base Rent Phase-In"). Landlord and Tenant acknowledge that the aggregate amount of the Suite 300 Base Rent Phase-In equals Nine Hundred Seventy-Two Thousand Five Hundred Forty-Three and 00/100 Dollars ($972,543.00) (i.e., Eighty-One Thousand Forty-Five and 25/100 Dollars ($81,045.25) per month). Tenant acknowledges and agrees that during such Suite 300 Base Rent Phase-In Period, such abatement of Base Rent for the Suite 300 Base Rent Phase-In shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of the Lease (as amended), which increases shall be calculated without regard to such Suite 300 Base Rent Phase-In. Additionally, and notwithstanding the foregoing, Tenant shall be obligated to pay all

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

Additional Rent during the Suite 300 Base Rent Phase-In Period. In the event of a default by Tenant under the terms of the Lease (as amended) that results in an early termination pursuant to the provisions of Article 19 of the Office Lease, then as a part of the recovery set forth in Section 19.2 of the Office Lease, Landlord shall be entitled to recover the then-unamortized amount of the Suite 300 Base Rent Phase-In that was abated under the provisions of this Section 4.4. The foregoing Suite 300 Base Rent Phase-In right set forth in this Section 4.4 shall be personal to the Original Tenant and its Permitted Transferees (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease (as amended)) and shall only apply to the extent that the Original Tenant or its Permitted Transferees is the Tenant under the Lease (as amended) during such Suite 300 Base Rent Phase-In Period.
5.    Tenant’s Share of Direct Expenses/Direct Payment for Electricity.
5.1    Direct Expenses. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, prior to the Substitute Premises Commencement Date, Tenant shall continue to pay Direct Expenses for the 3661 Premises in accordance with the terms of Article 4 of the Office Lease. Except as specifically set forth in this Section 5, commencing on the Substitute Premises Commencement Date, Tenant shall pay Tenant's Share of Operating Expenses and Tax Expenses in connection with the Substitute Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant's Share of Operating Expenses and Tax Expenses in connection with the Substitute Premises, the following shall apply:
5.1.2    Tenant's Share shall equal 80.6778%; and
5.1.3    the Base Year pertaining to Operating Expenses and Tax Expenses shall be the calendar year 2014.
5.2    Electricity. The Substitute Premises shall be separately metered for electricity (which separate meters shall initially be at Landlord's cost), and Tenant shall continue to pay directly to the utility company pursuant to the utility company's separate meters the cost of all electricity provided to and/or consumed in the Substitute Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers, which electricity shall be separately metered).
5.3    Janitorial. Janitorial service to the Substitute Premises shall be provided five (5) days per week and otherwise in accordance with Section 6.1.4 of the Lease.
6.    Improvements.
6.1    In General. Except as specifically set forth in the Work Letter and the Lease as amended by this Second Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Substitute Premises, and Tenant shall accept the Substitute Premises in its presently existing, “as-is” condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Substitute Premises, the 3721 Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

as specifically set forth in the Lease (as amended) and the Work Letter. Notwithstanding any provision to the contrary contained in the Lease (as amended), Landlord may, by written notice to Tenant, given at the time of Landlord's consent to the particular Improvements, require Tenant, at Tenant's expense, to remove any such Improvements in the Substitute Premises, and to repair any damage to the Substitute Premises and the 3721 Building caused by such removal and restore and patch the affected portions of the Substitute Premises to a building standard improved condition as determined by Landlord (i.e., clean up and paint the impacted areas without having to build-out brand new improvements for potential future tenants). With respect to the Substitute Premises, Tenant shall at all times be permitted to remove any portable clean room(s) and any specialized equipment or specialized trade fixtures of Tenant (and not paid for my Landlord) in the Substitute Premises regardless of whether or not such items are attached to the Substitute Premises (provided Tenant will repair any damage caused by such removal, and restore and patch the affected portions of the Substitute Premises to a building standard improved condition as determined by Landlord (i.e., clean up and paint the impacted areas without having to build-out brand new improvements for potential future tenants)). Notwithstanding any provision to the contrary contained herein, Landlord and Tenant expressly acknowledge and agree that the provisions of the Work Letter attached to the Office Lease as Exhibit B shall be inapplicable with respect to the Substitute Premises, and that any and all references to the Improvement Allowance set forth in the Office Lease shall be inapplicable with respect to the Substitute Premises.
6.2    Condition of 3721 Building. The taking of possession of the Substitute Premises by Tenant shall conclusively establish that such portions of the Substitute Premises and the 3721 Building were at such time in good and sanitary order, condition and repair, subject only to (i) the last two (2) sentences of this Section 6.2, (ii) latent defects to the extent identified and, thereafter, promptly communicated to Landlord, within twelve (12) months of the Substitute Premises Commencement Date, and (iii) Landlord's ongoing obligations set forth in Sections 1.1.3 and 29.33, and Articles 7 and 24 of the Office Lease. Notwithstanding any provision to the contrary set forth in the Lease (as amended), Landlord shall, at Landlord's sole cost and expense, deliver the Substitute Premises to Tenant with the roof, and all Building Systems in the 3721 Building serving and within the Substitute Premises, in good working condition, and Landlord covenants that (A) such Building Systems located in the 3721 Building have recently been operated, and (B) such Building Systems located in the 3721 Building have been regularly serviced, and if (x) the roof of the 3721 Building needs to be replaced during the Extended Term for any reason other than Tenant's over-standard use of the same or Tenant's obligation to repair the same due to a BS/BS Exception as defined in Article 7 of the Lease, the cost shall be paid by Landlord and not included in Operating Expenses except to the extent the same is permitted to be included in Operating Expenses pursuant to the terms of Section 4.2.4(xiii)(C) of the Office Lease, or (y) the Building Systems located in the 3721 Building need to be replaced during the period commencing on the date of this Second Amendment and ending on the fifth (5th) anniversary thereof for any reason other than Tenant's over-standard use of the same or Tenant's obligation to repair the same due to a BS/BS Exception, the cost shall be paid by Landlord and not included in Operating Expenses except to the extent the same is permitted to be included in Operating Expenses pursuant to the terms of Section 4.2.4(xiii)(C) of the Office Lease. If, within six (6) months following the Substitute Premises Commencement Date, it is discovered that Landlord failed to deliver the Substitute Premises in compliance with the obligations listed in the immediately preceding sentence, then Landlord shall, at its sole cost and

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

expense, make any repairs and/or replacements necessary to put the Building Systems in the 3721 Building serving the Substitute Premises in the condition required by the immediately preceding sentence.
6.3    3721 Building Applicable Laws. Landlord covenants that as of the Substitute Premises Commencement Date, the 3721 Building, the Substitute Premises, and the parking areas serving the 3721 Building, shall be in material compliance with all Applicable Laws in effect as of the Substitute Premises Commencement Date. If, within the first (1st) six (6) months following Landlord’s delivery of the Substitute Premises to Tenant (provided such time limitation shall be twelve (12) months with respect to the Suite 300 only (and not the remaining 3721 Building, the remaining parts of the Substitute Premises or the parking areas serving the 3721 Building)), it is discovered that any work is required in the 3721 Building, the Substitute Premises or the parking areas in order to cause them to be in compliance with all Applicable Laws in effect as of the Substitute Premises Commencement Date as required by the immediately preceding sentence, Landlord shall, at its sole cost and expense, correct any material deficiency in such condition promptly following receipt of written notice thereof from Tenant within such six (6) month (or twelve (12) months with respect to the Suite 300 only) period if and to the extent (A) each such compliance with Applicable Laws obligation is not required as a result of the misconduct, breach, fault or negligence of Tenant or any of the other Tenant Parties, (B) Landlord's failure to comply with such Applicable Laws would (x) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Substitute Premises, (y) unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, (z) violate an affirmative mandate (directed specifically to the Project of an applicable governmental authority), or (zz) unreasonably and materially affect the operation of Tenant's business from the Substitute Premises. Any such work by Landlord needed to bring the 3721 Building, the Substitute Premises and/or the parking areas serving the 3721 Building into material compliance with all Applicable Laws may be undertaken at the same time as construction of the "Improvements" (as that term is defined in Section 2.1 of the Work Letter) in the Substitute Premises pursuant to the provisions of the Work Letter, and Tenant shall promptly and diligently cooperate and comply with Landlord’s construction schedule for such work.
7.    Signage.
7.1    In General. Notwithstanding any provision to the contrary contained herein, Sections 23.4, 23.5, 23.6 and 23.7 of the Office Lease shall, as of the Substitute Premises Commencement Date, be deleted and be of no further force or effect and shall be replaced with the following:
"23.4    Tenant's Signage. Tenant shall, at Tenant's sole cost and expense, be entitled to install the following signage in connection with Tenant's lease of the Substitute Premises (collectively, the "Tenant's Signage"):

(i)	3721 Building-top signage consisting of one (1) building-top sign identifying Tenant's name and logo located at the top of the Building (on the South-facing elevation) in one (1)

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

location; and

(ii)
One (1) slot on the currently-existing monument sign serving the 3721 Building, in a design, and with materials and other reasonable parameters to be approved by Landlord and Tenant in accordance with the TCCs of Section 23.4.1, below (the "Tenant's Monument Signage"). Tenant hereby acknowledges and agrees that Landlord may, at Landlord's sole cost and expense, place a standard "owned and managed" sign on such 3721 Building Monument Sign.

The remaining provisions of Article 23 shall apply to Tenant's Signage as the same has been defined in this Section 23.4. For clarification purposes, Landlord and Tenant hereby expressly acknowledge and agree that Tenant shall, as of the Substitute Premises Commencement Date, have no signage rights with respect to the 3661 Building, and Tenant's suite signage shall be as set forth in Sections 23.1, 23.2 and 23.3 of the Office Lease as the same shall then apply to the 3721 Building.
23.4.1    Specifications and Permits. Tenant's Signage shall set forth Tenant's name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall Tenant's Signage include an "Objectionable Name," as that term is defined in Section 23.4.2, of this Lease. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's Signage (collectively, the "Sign Specifications") shall be selected by Tenant and subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and any commercially reasonable Project-standard signage specifications reasonably promulgated by Landlord. For purposes of this Section 23.4.1, the reference to "name" shall mean name and/or logo. In addition, Tenant's Signage shall be subject to Tenant's receipt of (i) all required governmental permits and approvals and shall be subject to all Applicable Laws and to any covenants, conditions and restrictions affecting the Project, and (ii) all required approvals from the Property Owner's Association pertaining to the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary permits and approvals for Tenant's Signage. Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining TCCs of this Lease shall be unaffected.

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

23.4.2    Objectionable Name. To the extent Tenant desires to change the name and/or logo set forth on Tenant's Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an "Objectionable Name"). The parties hereby agree that the name "Volcano Corporation" or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name.
23.4.3    Termination of Right to Tenant's Signage. The rights contained in this Section 23.4 shall be personal to Tenant or any Permitted Transferee of Tenant or any assignee of this Lease approved pursuant to Article 14 of this Lease, and may only be exercised by such parties (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if they are not in economic or material non-economic default under this Lease (beyond the applicable notice and cure period).
23.4.4    Cost, Maintenance and Removal of Tenant's Signage. The costs of the actual signs comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, at Tenant's sole cost and expense. Landlord and Tenant hereby expressly acknowledge and agree that Tenant's Signage shall be installed and removed by a vendor designated by Landlord, and therefore Tenant shall contract with such Landlord designated vendor to perform the work identified herein. Should Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the areas in which Tenant's Signage was located to be restored to substantially the condition existing immediately prior to the placement of such Tenant's Signage. If Tenant fails to timely remove such

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor. The TCCs of this Section 23.4.4 shall survive the expiration or earlier termination of this Lease."
7.2    Removal of Tenant's Signage Serving the 3661 Premises. Notwithstanding any provision to the contrary contained herein, Tenant shall, at Tenant's sole cost and expense, prior to the 3661 Surrender Date (i) remove the "Tenant's Signage" identified in Section 23.6 of the Office Lease as originally drafted (i.e., the Eyebrow Signage identified in Section 23.4 of the Office Lease as originally drafted and the Monument Signage identified in Section 23.5 of the Office Lease as originally drafted), (ii) repair any resulting damage caused by such removal, and (iii) cause the areas in which such Tenant’s Signage was located to be restored to substantially the condition existing immediately prior to the placement of such Tenant’s Signage thereon.
8.    Parking. Section 9 of the Summary attached to the Office Lease shall be deleted in its entirety as of the Substitute Premises Commencement Date, and shall be replaced with the following:
"Four (4) unreserved parking passes for every 1,000 rentable square feet of the Premises (i.e., three hundred seventy (370) unreserved parking passes)."
For clarification purposes, Landlord and Tenant hereby expressly acknowledge and agree that Tenant shall, as of the Substitute Premises Commencement Date, have no parking rights with respect to the 3661 Building (including, but not limited to, with respect to any or all of the 3661 Building parking facilities).
9.    Security Deposit. Notwithstanding any provision to the contrary contained in the Lease, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal Four Hundred Twenty-Four Thousand One Hundred Thirty-Six and 18/100 Dollars ($424,136.18). Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease (as amended by Section 10 of the First Amendment), Tenant has previously delivered the sum of One Hundred One Thousand Five Hundred Ninety-Two and 79/100 Dollars ($101,592.79) (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution of this Second Amendment, Tenant shall deposit with Landlord an amount equal to Three Hundred Twenty-Two Thousand Five Hundred Forty-Three and 39/100 Dollars ($322,543.39) to be held by Landlord as a part of the Security Deposit. To the extent that Landlord applies any portion of the Security Deposit to cure a default as permitted by the Lease (as amended), and as a result the total amount held by Landlord at any time as security for the Lease, as hereby amended, is less than Four Hundred Twenty-Four Thousand One Hundred Thirty-Six and 18/100 Dollars ($424,136.18), Tenant shall pay the difference to Landlord within ten (10) days following Tenant's receipt of notice thereof from Landlord. In the event of a transfer of Landlord's ownership interest in the 3721 Building, Landlord will transfer the Security Deposit to such transferee (i.e., the new owner of the 3721 Building).

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

10.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Hughes Marino (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 10 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended. Landlord will pay the Broker any commission due to Broker as a result of this Second Amendment.
11.    Notices. Notwithstanding anything to the contrary contained in the Lease, as of the date of this Second Amendment, any Notices to Landlord or Tenant (as the case may be) must be sent, transmitted, or delivered, as the case may be, to the following addresses:

If to Landlord:	Kilroy Realty, L.P. c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department
with copies to:
Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Mr. John Fucci
and
Kilroy Realty Corporation
3611 Valley Centre Drive, Suite 550
San Diego, California 92130
Attention: Mr. Brian Galligan
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

If to Tenant:	Volcano Corporation 3721 Valley Centre Drive, Suite 100

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

San Diego, California 92130
Attention: Mr. John Dahldorf, Chief Financial Officer
with a copy to:
Volcano Corporation
3721 Valley Centre Drive, Suite 100
San Diego, California 92130
Attention: Darin Lippoldt, Esq., General Counsel
12.    Effectiveness of this Second Amendment. Landlord and Tenant hereby acknowledge that portions of the Substitute Premises are currently occupied by third parties (the "Existing Tenants") pursuant to existing leases or occupancy agreements (collectively, the "Existing Leases"). Once the scheduled termination date has occurred under the Existing Leases, Landlord shall, to the extent some or all of the Existing Tenants have not vacated the Substitute Premises following the scheduled termination date, use commercially reasonable efforts to cause such particular Existing Tenants to vacate the Substitute Premises as soon as reasonably possible. Landlord will not enter into any renewal agreement with the Existing Tenants or otherwise allow such Existing Tenants to remain in the Substitute Premises beyond the currently scheduled expiration date of the Existing Leases. Notwithstanding any provision to the contrary contained herein, the parties hereto expressly acknowledge and agree that the Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to deliver, or Landlord’s delay in delivering, the Premises to Tenant to the extent such delay results in circumstances beyond the reasonable control of Landlord.
13.    Water Sensors. Effective as of the date of this Second Amendment and pertaining to the Substitute Premises only (as opposed to the 3661 Premises), the following Section 29.36 is added after Section 29.35 of the Office Lease:
"29.36    Water Sensors. Tenant shall, at Tenant's sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as "Water Sensors"). The Water Sensors shall be installed in any areas in the Premises (excluding any and all restrooms located within the Premises or otherwise serving the Premises) where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be reasonably designated from time to time by Landlord (the "Sensor Areas"). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord's sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant's sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord may require Tenant to leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the water sensors shall be unblocked and ready for use by a third-party). "
14.    No Lender as of the date of this Second Amendment. Landlord covenants that there is no existing mortgage, deed of trust or other encumbrance encumbering the Project or any portion thereof as of the date of this Second Amendment.
15.    After-Hours HVAC Charge. Notwithstanding any provision to the contrary contained in the Lease, effective as of the Substitute Premises Commencement Date, Landlord and Tenant hereby acknowledge and agree that the last sentence of Section 6.2 of the Office Lease shall be deleted and of no further force or effect, and shall be replaced with the following:
"If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time reasonably establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish; provided, however, the hourly cost to Tenant during the period commencing on the Substitute Premises Commencement Date (as that term is defined in Section 2.2 of that certain Second Amendment dated December 14, 2012 (the "Second Amendment")) and ending on the last day of SP Month 12 shall be equal to Thirty-Five and 00/100 Dollars ($35.00) per hour per floor of the Premises; provided, however, in no event shall such aforementioned hourly rate exceed on an aggregate basis for any SP Year after the first (1st) SP Year the amount that the initial after-hours HVAC rate would have been had it increased by five percent (5%) per SP Year following the first (1st) SP Year (i.e., on a cumulative compounding basis). For purposes hereof, the term “SP Year” shall mean each consecutive twelve (12) month period during the Extended Term; provided, however, that the first (1st) SP Year shall commence on the Substitute Premises Commencement Date and end on the last day of the month in which the first (1st) anniversary of the Substitute Premises Commencement Date occurs and the second (2nd) and each succeeding SP Year shall commence on the first (1st) day of the next calendar month; and further provided that the last SP Year shall end on the Lease Expiration Date."
16.    Confidentiality. Notwithstanding any provision to the contrary contained in the Lease, effective as of the date of this Second Amendment, Landlord and Tenant hereby acknowledge

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

and agree that Section 29.28 of the Office Lease is hereby deleted and of no further force or effect, and shall be replaced with the following:
"29.28    Confidentiality. Tenant and Landlord acknowledge that the content of this Lease and any related documents are confidential information (which related documentation shall including, but shall not be limited to, any amendments to this Lease). Except as required by law (including, but not limited to, a valid order of a court or other governmental body or as otherwise required by law, or the requirements of the Securities and Exchange Commission (SEC) which apply to Landlord and Tenant), Tenant and Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's or Landlord's employees, their financial, legal, and space planning consultants and/or prospective lenders or purchasers of their respective businesses or any part thereof (provided such third parties agree to maintain the confidential information strictly confidential). Moreover, Landlord has advised Tenant that Landlord is the operating partnership of Kilroy Realty Corporation (“KRC”), a public company whose shares of stock are listed on the New York Stock Exchange, and Landlord and KRC are subject to the jurisdiction of the Federal Securities and Exchange Commission, among other governmental regulatory agencies. Landlord and KRC are obligated to regularly provide KRC’s shareholders and the regulatory agencies with financial information concerning the Landlord and/or KRC, which information may include summaries of financial information concerning leases, rents, costs and results of operations of its real estate business, including any rents or results of operations affected by this Lease (and any amendments hereto). The financial consequences of this Lease (and any amendments hereto) and summaries of information contained in this Lease (and any amendments hereto) may be disclosed by Landlord and/or KRC as a part of the Landlord’s and/or KRC’s compliance with governmental and regulatory requirements. Such action by Landlord or KRC shall be and is hereby permitted. In addition, the terms of this Section 29.28 shall not apply to any information (a) that has been or which becomes publicly known, through no wrongful act of either party; (b) which is rightfully received from a third party who is under no obligation of confidence to Landlord or Tenant (as the case may be); or (c) which is independently developed by Landlord or Tenant without resort to the information that has been disclosed pursuant to this Lease (and any amendments hereto). Notwithstanding any provision to the contrary contained herein, Landlord may, at any time following the full execution of this Lease (and any amendments hereto), issue a press release or series of press releases stating that this Lease has been executed and the general details of this Lease (including any amendments thereto) (e.g., the approximate square footage, the approximate total Base Rent anticipated to be derived by Kilroy over the course of this Lease (including any amendments hereto), etc.)."

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

17.    Lease Modifications.
17.1    Alterations. Notwithstanding any provision to the contrary contained in the Lease, Section 8.1 of the Office Lease is hereby amended such that (i) all references located therein to "Thirty Thousand Dollar(s) ($30,000)" are deleted and replaced with "Fifty Thousand and 00/100 Dollar(s) ($50,000)," and (ii) all references located therein to "One Hundred Thousand Dollars ($100,000.00)" are deleted and replaced with "Three Hundred Thousand Dollars ($300,000.00)."
17.2    Transfers. Section 14.4 of the Office Lease is hereby clarified to state that any recapture by Landlord will be applicable only to the portion of the Substitute Premises which was the subject of the proposed Transfer, and not any other portion thereof. In addition, the sale or transfer of stock in Tenant over a nationally recognized exchange shall not be deemed a Transfer for purposes of the Lease (as amended).
17.3    Hazardous Materials. Subject to all of the TCCs of the Lease (including, but not limited to, the provisions of Section 29.33 of the Office Lease), Tenant will be permitted to have small quantities of Hazardous Materials in the Substitute Premises so long as such Hazardous Materials are used in connection with the Permitted Use of the Substitute Premises and are kept, used and stored in compliance with all Applicable Laws. If Tenant elects to bring Hazardous Materials into the Substitute Premises (as more particularly contemplated by the foregoing), such Hazardous Materials shall be stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws. In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Substitute Premises or any contiguous or adjacent premises; (ii) shall not engage in activities at the Substitute Premises that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the building or land upon which the Substitute Premises is located; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Substitute Premises; and (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Substitute Premises or any contiguous or adjacent premises. At any time following Tenant's receipt of a request from Landlord, Tenant shall promptly complete a "hazardous materials questionnaire" using the form then-provided by Landlord.
18.    No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Substitute Premises and shall remain unmodified and in full force and effect.
[Signatures follow on next page]

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	“TENANT”
KILROY REALTY, L.P., a Delaware limited partnership	VOLCANO CORPORATION, a Delaware corporation
By: KILROY REALTY CORPORATION, a Maryland corporation, general partner By: Name: Its: By: Name: Its:	By: Name: Its: By: Name: Its:

701285.05/WLA 214064-00137/12-20-12/eg/eg	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

EXHIBIT A
KILROY CENTRE DEL MAR

OUTLINE OF SUBSTITUTE PREMISES

THE PREMISES
(The First Floor)

FIRST FLOOR PLAN

KILROY CARMEL CENTER
BUILDING NO. 4

KILROY REALTY CORPORATION

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT A -4-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

THE PREMISES
(The Third Floor)

THIRD FLOOR PLAN

KILROY CARMEL CENTER
BUILDING NO. 4

KILROY REALTY CORPORATION

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT A -4-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

THE PREMISES
(The Fourth Floor)

FOURTH FLOOR PLAN

KILROY CARMEL CENTER
BUILDING NO. 4

KILROY REALTY CORPORATION

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT A -4-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

THE PREMISES
(The Fifth Floor)

FIFTH FLOOR PLAN

KILROY CARMEL CENTER
BUILDING NO. 4

KILROY REALTY CORPORATION

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT A -4-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT A -4-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

EXHIBIT B
KILROY CENTRE DEL MAR
WORK LETTER
This Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Substitute Premises, which shall be referred to in this Work Letter as the "Premises." This Work Letter is essentially organized chronologically and addresses the issues of the construction of the improvements in the Premises desired by Tenant, in sequence, as such issues will arise during the actual construction thereof. All references in this Work Letter to Articles or Sections of "this Amendment" shall mean the relevant portion of Sections 1 through 18 of the Second Amendment to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, all references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Office Lease being amended by this Amendment, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portions of Sections 1 through 6 of this Work Letter.
SECTION 1

DELIVERY OF PREMISES
1.1    Building Condition. Landlord shall deliver the Premises and Tenant shall accept the Premises from Landlord in the condition required by Sections 6.2 and 6.3 of the Second Amendment. Notwithstanding the foregoing or any contrary provision of this Work Letter, to the extent "Code" (as such term is defined in Section 2.2.3 below) compliance changes with respect to the current condition of the 3721 Building serving the Premises are required by a building inspector from the City of San Diego and are not triggered by any non-general office improvements or alterations included in the Improvements (e.g., improvements in excess of those considered to be normal office improvements or alterations typical of an office user) in the Premises requested by Tenant, then Landlord shall cause such Code compliance changes with respect to the current condition of the 3721 Building to be performed, at Landlord's sole cost, concurrently with its performance of the Landlord Work; provided, however, in no event shall any such Code compliance work to be performed at Landlord's sole cost and expense pursuant to the foregoing include Code compliance work pertaining to the Improvements in the Premises.
1.2    Landlord Work. Landlord shall remodel all restrooms, elevator cabs as well as the first (1st) floor lobby located in the 3721 Building at Landlord's sole cost (not to be included in Operating Expenses or charged against the Improvement Allowance) using methods, materials and finishes generally consistent with those which were recently used in connection with the remodel of the restrooms, elevator cabs and first (1st) floor lobby located in the 3611 Building (which aforementioned work shall be referred to as the "Landlord Work"). Subject to "Force Majeure Delays" (as that term is defined in Section 6.7 below) and any Tenant Delay, all of the foregoing work will be completed on or before the Substitute Premises Commencement Date.
SECTION 2

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

IMPROVEMENTS
2.1    Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of Four Million One Hundred Sixty-Seven Thousand Ninety and 00/100 Dollars ($4,167,090.00) (i.e., Forty-Five and 00/100 Dollars ($45.00) per rentable square foot of the Premises) for the costs relating to the initial design and construction of the improvements which are permanently affixed to the Premises (the "Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to timely pay any portion of the "Over-Allowance Amount," as defined and as required in Section 4.3.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord's property under the terms of this Lease. Any unused portion of the Improvement Allowance remaining as of December 31, 2013, shall remain with Landlord and Tenant shall have no further right thereto.
2.2    Disbursement of the Improvement Allowance. Except as otherwise set forth in this Work Letter, the Improvement Allowance and the Over-Allowance Amount (if any) shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) for costs related to the construction of the Improvements and for the following items and costs (collectively, the "Improvement Allowance Items"):
2.2.1    Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, and payment of the reasonable and actual fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter;
2.2.2    The cost of any changes in the Base Building when such changes are required by the Construction Drawings;
2.2.3    The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the "Code");
2.2.4    The "Landlord Supervision Fee", as that term is defined in Section 4.3.2 of this Work Letter;
2.2.5    The actual out-of-pocket cost of installing telephone and data cabling in the Premises; provided, however, in no event shall the cost of the foregoing telephone and data cabling and the installation thereof exceed an amount equal to Three and 00/100 Dollars ($3.00) per each of the rentable square feet located within the Premises; and
2.2.6    An amount not to exceed two percent (2%) of the Improvement Allowance payable to Hughes Marino as Tenant's construction representative; and

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

2.2.7    Plan check, permit and license fees and similar costs incurred in connection with the Improvements.
Landlord shall not charge any fees for freight elevator use, parking or access fees in connection with the construction of the Improvements.
2.3    Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time. Removal requirements for Improvements are addressed in Section 6 of this Second Amendment.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain an architect reasonably approved by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1; provided, however, Landlord hereby approves "id Studios" as the Architect. To the extent deemed reasonably necessary by Landlord, Tenant shall retain the engineering consultants designated by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing and HVAC work of the Improvements provided, however, Landlord hereby approves "MWE" and "McParlane" as the Engineers. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.
3.2    Final Space Plan. On or before December 21, 2012, the Architect shall have prepared the final space plan for the Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver four (4) hard copies signed by Tenant to Landlord for Landlord's approval, and concurrently with Tenant's

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Space Plan. Landlord shall approve or reasonably disapprove the Final Space Plan (with a detailed breakdown of the changes requested in order to obtain Landlord's approval) within five (5) business days after delivery of the same to Landlord. If Landlord disapproves of the Final Space Plan, Tenant shall, within three (3) business days following its receipt of Landlord's disapproval, cause the Architect to revise such plans and will resubmit the Final Space Plan, as revised, to the Landlord for its approval; provided that Landlord's approval right shall be limited to those items disapproved on the previous Final Space Plan or any changes made by Tenant to such prior Final Space Plan. Such procedure shall be repeated (except that the time to consent to any revisions will be shortened to three (3) business days) until the Final Space Plan is approved by Landlord.
3.3    Final Working Drawings. On or before January 31, 2013, Tenant, the Architect and the Engineers (if any) shall complete the architectural and engineering drawings for the Premises based on the Final Space Plan. The final architectural working drawings shall be in a form to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings"). Tenant shall submit four (4) hard copies signed by Tenant of the Final Working Drawings to Landlord for Landlord's approval, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall approve or reasonably disapprove (with a detailed breakdown of the changes requested in order to obtain Landlord's approval) the Final Working Drawings within five (5) business days after delivery of the same to Landlord. If Landlord disapproves of the Final Working Drawings, Tenant shall, within three (3) business days from its receipt of Landlord's disapproval, cause the Architect and/or Engineers to revise such drawings and will resubmit the Final Working Drawings, as revised, to the Landlord for its approval; provided that Landlord's approval right will be limited to those items disapproved on the previous Final Working Drawings or any changes made by Tenant to such prior Final Working Drawings. Such procedure will be repeated (except that the time to consent to any revisions will be shortened to three (3) business days) until the Final Working Drawings are approved by Landlord.
3.4    Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Improvements. Following Landlord's approval of the Approved Working Drawings, the Architect shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building and other permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the "Permits"), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the permits shall be the Architect's responsibility and the obtaining of the certificate of occupancy for the Premises shall be Contractor's responsibility; provided, however, that Landlord shall, in any event, cooperate with Tenant and the Architect in executing permit applications and performing other ministerial acts reasonably necessary to enable

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

Tenant to obtain any such permit or the Contractor to obtain the certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the "Substantial Completion" of the Premises as that term is defined in Section 5.1 of this Work Letter.
3.5    Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Work Letter, as soon as possible after the execution of this Amendment, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant's progress in connection with the same.
3.6    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease, and Tenant and Tenant's Agents are permitted and authorized to rely on such electronic notices.
SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS
4.1    Contractor. Promptly following the approval of the Approved Working Drawings, Landlord shall proceed to competitively bid the Improvements to the following three (3) contractors (the "Bidding Contractors”): (i) Turner Construction, (ii) Swinerton Builders, and (iii) Pacific Building Group. The Bidding Contractor that submits the lowest bid (after necessary adjustments are made for assumptions, exclusions or qualifications and scheduling requirements pertaining to such bids) shall be retained by Landlord as the Contractor in connection with the construction of the Improvements. The Bidding Contractor retained by Landlord to construct the Improvements pursuant to this Section 4 shall be referred to as the "Contractor."
4.2    Cost Proposal. The bid of the Contractor selected pursuant to Section 4.1 above shall be referred to herein as the "Cost Proposal." Landlord does not guaranty the accuracy of the Cost Proposal. The date of selection of the Contractor shall be referred to herein as the "Cost Proposal Delivery Date".
4.3    Construction of Improvements by Contractor under the Supervision of Landlord.
4.3.1    Over-Allowance Amount. Tenant shall deliver to Landlord cash in an amount (the "Over-Allowance Amount") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Improvement Allowance. Fifty percent (50%) of the Over-Allowance Amount shall be paid by Tenant within five (5) business days following the occurrence

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

of the Cost Proposal Delivery Date and the remaining fifty percent (50%) of the Over-Allowance Amount shall be paid by Tenant to Landlord when approximately fifty percent (50%) of the Improvements are complete. The Over-Allowance Amount shall be disbursed by Landlord on a pro-rata basis along with any then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith, plus seven percent (7%) of such direct costs for Landlord's servicing and overhead. In the event that Tenant fails to deliver the Over-Allowance Amount as provided in this Section 4.3.1, then Landlord may, at its option, cease work in the Premises until such time as Landlord receives payment of the Over-Allowance Amount (and such failure to deliver shall be treated as a Tenant delay in accordance with the terms of Section 5.2 below).
4.3.2    Landlord's Retention of Contractor. Landlord shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord in an amount equal to the product of (i) two percent (2%), and (ii) an amount equal to the Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Work Letter).
4.3.3    Contractor's Warranties and Guaranties. Landlord shall obtain industry standard guaranties and warranties from the Contractor and the Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements.
4.3.4    Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the Premises or in the Building. Within fifteen (15) days after completion of construction of the Improvements, Contractor and/or Architect shall cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same (and Tenant will cooperate as reasonably required to allow the same to be filed). In addition, immediately after the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Improvements.
SECTION 5

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

COMPLETION OF THE IMPROVEMENTS;
SUBSTITUTE PREMISES COMMENCEMENT DATE
5.1    Ready for Occupancy. The Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Improvements. For purposes of this Lease, "Substantial Completion" of the Improvements shall occur upon the completion of construction of the Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and a Certificate of Occupancy or a Temporary Certificate of Occupancy, or either of their equivalents (e.g., a sign off from one of the City's building inspectors), has been obtained for the Premises, by Landlord or its Contractor.
5.2    Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Substitute Premises Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Improvements or in the occurrence of any of the other conditions precedent to the Substitute Premises Commencement Date, as set forth in the Lease, as a direct, indirect, partial, or total result of (each, a "Tenant Delay"):
5.2.1    Tenant's failure to timely approve any matter requiring Tenant's approval or any matter where Landlord has otherwise requested Tenant's approval;
5.2.2    A breach by Tenant of the terms of this Work Letter or the Lease;
5.2.3    Changes in any of the Construction Drawings because the same do not comply with Code or other applicable laws;
5.2.4    Tenant's request for changes in the Approved Working Drawings;
5.2.5    Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements, as set forth in the Lease, or which are different from, or not included in Landlord's Building standards;
5.2.6    Tenant's use of specialized or unusual improvements and delays in obtaining Permits due thereto;
5.2.7    Any failure by Tenant to timely pay to Landlord any portion of the Over‑Allowance Amount;
5.2.8    Any acts or omissions of Tenant, or its agents, or employees which delay or otherwise impede Landlord's ability to obtain a Certificate of Occupancy, Temporary Certificate of Occupancy, or either of their equivalents (e.g., a sign off from one of the City's building inspectors); or
5.2.9    Any other acts or omissions of Tenant, or its agents, or employees; then,

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements, the Substitute Premises Commencement Date shall be deemed to be the date the Substitute Premises Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred. Notwithstanding the foregoing, no Tenant Delay pursuant to this Section 5.2 shall be deemed to have occurred unless and until Landlord has provided written notice to Tenant specifying the action or inaction that Landlord contends constitutes a Tenant Delay. If such action or inaction is not cured within one (1) day after receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice was received and continuing for the number of days Landlord proves Substantial Completion of the Improvements was in fact delayed as a result of such action or inaction.
SECTION 6

MISCELLANEOUS
6.1    Tenant's Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with construction of the Improvements, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Improvements for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Premises. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1..
6.2    Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.
6.3    Tenant's Representative. Tenant has designated John Dahldorf as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is jdahldorf@volcanocorp.com, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
6.4    Landlord's Representatives. Landlord has designated Mr. Jake Brehm as "Project Manager" (whose e-mail address for the purposes of this Work Letter is jbrehm@kilroyrealty.com), who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter and who shall be responsible for the implementation of all Improvements to be performed by Landlord in the Premises. With regard to all matters involving such Improvements, Tenant shall communicate with the Project Manager rather than with the Contractor. Landlord shall not be responsible for any statement, representation or agreement made between Tenant and the Contractor or any subcontractor. It is hereby expressly acknowledged by Tenant that such Contractor is not Landlord's agent and has no authority whatsoever to enter into

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]

agreements on Landlord’s behalf or otherwise bind Landlord. The Project Manager will furnish Tenant with notices of substantial completion, cost estimates for above standard Improvements, Landlord's approvals or disapprovals of all documents to be prepared by Tenant pursuant to this Work Letter and changes thereto.
6.5    Time is of the Essence. Time is of the essence under this Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.
6.6    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.
6.7    Outside Date/Tenant Termination Right. If Landlord does not cause the Substantial Completion of the Improvements in the Premises on or before February 1, 2014, and the Substitute Premises Commencement Date has not otherwise occurred as of such date (the "Outside Date"), then the sole remedy of Tenant for such failure shall be the right to deliver a notice to Landlord (a "OD Termination Notice") electing to terminate this Lease effective upon the date occurring forty-five (45) business days following receipt by Landlord of the Termination Notice (the "OD Termination Effective Date"). The OD Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date nor later than five (5) business days after the Outside Date. If Landlord causes the Substantial Completion of the Improvements in the Premises prior to the OD Termination Effective Date, then the OD Termination Notice shall be of no force or effect, and this Lease shall continue as if the OD Termination Notice had never been delivered. If Landlord fails to cause the Substantial Completion of the Improvements in the Premises prior to the OD Termination Effective Date, then this Lease shall terminate as of the OD Termination Effective Date. Notwithstanding the above provisions, the Outside Date and the OD Termination Effective Date shall each be extended for delays beyond the reasonable control of Landlord, including "Force Majeure Delays", as that term is defined below, and delays caused by Tenant, Tenant’s agents, employees, invitees, visitors, subtenants, contractors or any party claiming under them or for whose acts they are liable (including, but not limited to, any and all Tenant Delays). "Force Majeure Delays" shall mean any delays resulting from strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the Landlord.

701285.05/WLA 214064-00137/12-20-12/eg/eg	EXHIBIT B -9-	KILROY CENTRE DEL MAR [Second Amendment/Substitute Premises Amendment] [Volcano Corporation]